Chembio Terminates U.S. Distribution Agreement with Alere

Announces Plan to Build U.S. Sales & Marketing Team

MEDFORD, N.Y., April 7, 2014 Chembio Diagnostics, Inc. (Nasdaq:CEMI) a leader in point-of-care ("POC") diagnostic tests for infectious diseases, announced today that it notified Alere Inc., formerly Inverness Medical Innovations, Inc. ("Alere"), of termination of its U.S. STAT-PAK® distribution agreement.

In 2006, Chembio granted Alere the exclusive right to distribute Chembio's STAK-PAK® HIV assays in the U.S. market, under Alere's Clearview brand. Effective June 3, 2014, Alere's U.S. distribution rights for STAT-PAK® (Clearview STAT-PAK) will be terminated in accordance with the terms of the agreement. Following the effective date, Chembio will begin marketing and selling the FDA-approved and CLIA-Waived Chembio HIV 1/2 STAT-PAK® assay in the U.S. market.

Chembio also announced plans to build a sales and marketing team to serve U.S. customers and distribution partners.

"We intend to initially market the Chembio DPP® HIV 1/2 Oral Fluid test and the Chembio DPP® HIV-Syphilis test to moderately complex sites via the Chembio U.S. sales and marketing team," stated John Sperzel, CEO and President of Chembio. "We have already hired a Director of Sales, Sr. Director of Global Marketing and started hiring sales representatives."

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $10 billion point-of-care testing market. Chembio's two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Alere, Inc. Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors. Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies. This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 200 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485. For more information, please visit: www.chembio.com.

Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended. Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management. Such statements are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties. Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to, Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products. Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events. Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

CONTACTS:      Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

                                                   Vida Strategic Partners (investors)
Stephanie C. Diaz
                                              (415) 675-7401
sdiaz@vidasp.com